Exhibit 3

Bogotá D.C., January 13, 2009

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on February 28, 2007 (Registration Statement No. 333-140947), as amended (the “Registration Statement”), of U.S. $1,000,000,000 aggregate principal amount of the Republic’s 7.375% Notes due 2019 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated March 23, 2007 included in the Registration Statement, as supplemented by the Prospectus Supplement dated January 6, 2009 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.);

(iii) the global Securities dated January 13, 2009 in the principal amount of U.S. $1,000,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated January 13, 2009 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e) Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference); and

(vi) the following additional acts of the Republic under which the issuance of the Securities has been authorized:

(a) Resolution No. 012 of January 6, 2009 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto);

(b) External Resolution No. 9 dated September 19, 2008 of the Board of Directors of the Central Bank of Colombia (a translation of which is attached as Exhibit B hereto);

(c) CONPES 3537 MINHACIENDA DNP: SC dated July 31, 2008 (a translation of which is attached as Exhibit C hereto); and

(d) Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on August 20, 2008 (a translation of which is attached as Exhibit D hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 1 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2007 and to the use of the name of the Acting Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Notes” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ ROCÍO DEL PILAR SALAZAR DE MORA
ROCÍO DEL PILAR SALAZAR DE MORA
Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION NO. 012 OF JANUARY 6, 2009

“Whereby the Nation is authorized to issue, subscribe and place Public External Indebtedness Certificates up to an amount of 1.0 BILLION US DOLLARS (US $ 1,000,000,000), or its equivalent in other currencies and other provisions are taken;”

THE DEPUTY TECHNICAL MINISTER OF FINANCE AND PUBLIC CREDIT IN CHARGE OF

THE FUNCTIONS OF THE MINISTER OF FINANCE AND CREDIT PUBLIC’S OFFICE

in use of his legal powers and specially those conferred by Article 19 of Decree 2681 of 1993,

and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Inter-parliamentary Commission of Public if it deals with Public External Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of 2nd Paragraph of Article 41 of Law 80 of 1993, the Inter-Parliamentary Commission of Public Credit shall issue a preliminary opinion allowing to start with relevant procedures for public credit transactions and a final opinion making said transaction become real for the execution of said transactions in each particular case. Form the above are exempted the transactions related to the issuance, subscription and placement of bonds and securities, for which purposes, the Inter-Parliamentary Commission of Public Credit shall render its opinion just for once;

Pursuant to CONPES 3537 Document of July 31, 2008, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to contract operations related to External Public Credit to pre-finance or finance budgetary appropriations for FY2009 up to an amount of 1.0 BILLION DOLLARS OF THE UNITED STATES OF AMERICA (US $ 1,000,000,000.00) or its equivalent in other currencies;

Based on the favorable opinion rendered by the National Council of Economic and Social Policies –NCESP (CONPES)-, mentioned in the previous recital, the Nation has not carried out any operations related to public external credit;

The Inter-Parliamentary Commission of Public Credit rendered its favorable opinion in its session held on August 208, 2008, so that the Nation – Ministry of Finance and Public Credit to pre-finance or finance budgetary appropriations by means of an issuance of bonds in the international capital markets up to an amount of US $ 1.000.000.000, or its equivalent in other currencies;

Based on said authorization the Nation has not issued Public External Indebtedness Certificates;

In line with provisions of article 16, letters c) and h) of Law 31 of 1992, by means of External Resolution No. 9 of September 19, 2008, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place Public External Indebtedness Certificates in the international capital markets which proceeds are to be earmarked to finance budgetary appropriations for FY2009;

RESOLVES:

ARTICLE ONE.- To authorize the Nation to issue, subscribe and place the Public External Indebtedness Certificates in the international capital markets up to an amount of 1.0 BILLION US DOLLARS (US $ 1,000,000,000.00) or its equivalent in other currencies, intended to finance budgetary appropriations for FY2009;

ARTICLE TWO.- The Public External Indebtedness Certificates being dealt with in previous recital will be subject to following characteristics, terms and conditions:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rates according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

Other charges and fees:	The ones corresponding to this sort of operations

ARTICLE THREE.- The other terms, conditions and characteristics of the debt management transaction authorized hereby will be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- To authorize the Nation to carry out the operations connected to the public credit transaction and debt management transaction described in Article 1 hereof.

ARTICLE FIVE.- In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.- The Nation—Ministry of Finance and Public Credit must comply to the other relevant regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other concurrent provisions.

ARTICLE SEVEN.- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit and National Treasury pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of January 6, 2009

(Signed)

JUAN PABLO ZÁRATE PERDOMO

DEPUTY TECHNICAL MINISTER OF FINANCE AND PUBLIC CREDIT IN

CHARGE OF THE FUNCTIONS OF THE MINISTER OF FINANCE AND PUBLIC

CREDIT’S OFFICE

EXHIBIT B

EXTERNAL RESOLUTION Nº 9 OF 2008

(September 19)

Whereby the financial conditions to which the Republic must be subject to place external public debt certificates in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

In use of its legal and constitutional powers, in special those conferred by letters c) and h) of

Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.- Without prejudice of the fulfillment of the other requisites set forth by the laws in force and in order to ensure the placement shall take place according to the market conditions, the securities in foreign currency to be issued and placed by the Nation in the international capital markets and which proceeds shall be intended to finance budgetary allocations for FY2009, shall be subject to the financial conditions listed below:

PERIOD:	Greater than 2 (two) years according to the market to be accessed.

INTEREST:	Fixed or variable rates according to market conditions prevailing on the date of placement of securities, subject to the limit provided for by the Board of Directors of Banco de la República to the Ministry of Finance and Public Credit.

OTHER EXPENSES AND FEES:	Those ones corresponding to this sort of operations.

Paragraph.- Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2.- Within the ten (10) days following the date of each issuance, the Ministry of Finance and Public Credit shall report to the Board of Directors of Banco de la República about the result of the placement of securities referred to herein.

Article 3.- This resolution is valid as from the date of its publication.

Given in Bogotá, D. C., as of September 19, 2008.

(Signed)	(Signed)
ÓSCAR IVÁN ZULUAGA ESCOBAR	GERARDO HERNÁNDEZ CORREA
President	Secretary

EXHIBIT C

CONPES 3537 Document

National Council of Economic and Social Policy

Republic of Colombia

National Planning Department

FAVORABLE OPINION GIVEN TO THE NATION TO OBTAIN AN INDEBTEDNESS QUOTA IN EXTERNAL BONDS UP TO AN AMOUNT OF US $ 1.0 BILLION, TO PREFINANCE OR FINANCE BUDGETARY APPROPRIATIONS FOR FY2009.

Ministry of Finance and Public Credit

DNP: SC

Definitive version

Bogotá, D. C., July 31, 2008

Abstract

To ensure that the Nation may take advantage of any market window allowing it to pre-finance in the remainder of the year and/or to be financed during 2009 at attractive levels, anticipating the rise in interest rates in the United States and a possible re-switching under the dynamics of international capital market as well as to take into account the strategic development of the domestic bond curves abroad, the Ministry of Finance and Public Credit (MFPC) is managing authorizations and opinions relevant to finance external needs of FY2009 through the issuance of external debt securities.

TABLE OF CONTENTS

I. INTRODUCTION

II. BACKGROUND

A. Global TES 2027 Issuance and debt management transaction

B. Dual reopening global bonds 2017 and 2037

III. JUSTIFICATION

IV. GOALS

V. RECOMMENDATIONS

I.	INTRODUCTION

Pursuant to provisions of Decree 2681 of 1993 “whereby public credit transactions, public debt management transactions, their assimilated and connected ones and direct contracting thereof are partially regulated”, this document submits for the consideration of the CONPES the favorable opinion to the Nation - Ministry of Finance - to contract, on behalf of the Nation, public external credit transactions through international capital markets and the commercial banks up to U.S. $ 1.0 billion or its equivalent in other currencies to finance priority budgetary appropriations for FY2009.

II.	BACKGROUND

Through Document CONPES 3448 Document of November 20, 2006, a favorable opinion was issued to the Nation to get an indebtedness quota with external bonds up to U.S.$ 3.5 billion or its equivalent in other currencies, in order to finance budgetary appropriations for FY2007-2008. Under this quota, the nation carried out two successful operations in international markets: i) debt management transaction through the issuance of the Global TES 2027 bond, and ii) the double reopening of notes and bonds in U.S. dollars maturing in 2017 and 2037 to finance the external needs for FY2008. A summary of said operations is shown below.

A. Global TES 2027 Issuance and debt management transaction

The Nation announced in June 2007 the launching of an offer to purchase for external debt securities of the short portion of the curve in US Dollars and Colombian Pesos, up to a nominal amount of U.S.$ 800 million and up to an aggregate market amount up to U.S.$ 950 million.

The Colombian government has received offers from investors interested in selling their securities for an amount of about U.S.$ 2.2 billion. However, purchase orders for U.S.$ 851 million were only accepted for fixed rate securities denominated in US Dollars and maturing in 2008, 2009, 2010 and 2011, for the COP denominated Global TES bonds maturing in 2010 and for floating-rate notes maturing in 2013.

The purchase was financed with the issuance of the 2027 Global TES bond in an amount equivalent to U.S.$ 1.0 billion, which became the Global TES security with the longest maturity. For this transaction, the demanded amount was approximately U.S.$ 5.2 billion and about one hundred institutional investors participated therein1. With this transaction, which was part of the Nation’s strategy to improve the profile of foreign debt, the government reduced its refinancing risk and exchange risk, and improved its maturity profile2. In addition, the net results of the operation enabled Colombia to replace external public debt for U.S.$ 851 million in face value and get new sources of financing for U.S.$ 149 million.

[1]	The high demand for the transaction confirmed the lower risk perception by investors and interest in local currency exposure. It is also important to stress that despite the difference of 7-year difference, the placement rate of Global TES, 9.85%, was at the same levels of the local bonds maturing in 2020.
[2]	The issuance of the bond maturing in 2027, allowed the government to extend the duration in 6.42 years and an average life of 16.56 years compared to the portfolio of repurchased bonds.

B. Dual reopening 2017 & 2037 Global Bonds

In January 2008, the nation announced and carried out the dual reopening of its dollar-denominated global bonds maturing in 2017 and 2037 for a total amount of USD 1.0 billion, which allowed getting financial proceeds for FY2008 at the lowest rates for external debt securities in US Dollars in Colombian history. This transaction allowed continuing to fulfill the strategic goal of building more liquid and efficient curves through the consolidation of reference bonds. The continued improvement in macroeconomic indicators of the country, the perception of Colombia as a good issuer and a timely entrance to the market, were factors that helped achieve this excellent outcome. It is also important to note the good welcome the operation received, with the participation of 80 accounts for the reopening of the bond maturing in 2017 and 66 accounts for the reopening of the bond maturing in 2037.

As a result of this operation, the current amount of the bonds maturing in 2017 amounts to U.S.$ 1.650 billion while for the bonds maturing in 2037 amounts to USD 1.818 billion. The conditions of the reopening are summarized below:

Table 1

Reopening conditions of the Bonds 2017 and 2037

Amount issued in U.S. Dollars	US $ 650,000,000	US $ 350,000,000
Term (Average life)	9.0	29.7
Coupon	7.375%	7.375%
Yield	5.997%	6.601%
Price	109.5%	110.0%
Spreads on Treasures	222 basic points	229 basic points
Interest Payment	Half-year payments, next coupon payment on January 27, 2008	Half-year payments, next coupon payment on March 18, 2008
Date of compliance	January 15, 2008
Leading banks of the transaction	Credit Suisse and Merrill Lynch
Governing Law	New York
Bonds Status	General, external, direct and incondicional debt obligaciones

In a high volatility environment the Nation was able to access international markets in the sole window that was present during the first months of 2008, being important to mention that the management of licenses and the continuous monitoring of market conditions were factors to implement this financing on a timely basis.

III.	JUSTIFICATION

The favorable financing conditions that the Government holds currently abroad require to search a window of opportunity to issue bonds, because it is possible that these conditions change, due to the contingencies that our economy may suffer in the context of the U.S. economic crisis, which general characteristics can be summarized as follows:

•

The increase in rates from the Federal Reserve (Fed) since 2003 caused a deterioration in the subprime mortgage portfolio[3], which default rates increased from 10.3% to 18.3% from 2004 to 2008, and the prime mortgage industry[4], whose defaults grew from 2.2% to 3.75% in the same period.

•

Heavy losses in the financial sector. So far in 2008, estimated losses amount up to U.S.$ 468 billion. In many cases the mortgage portfolio is backed with securities purchased by a broad spectrum of investors who, initially attracted by high yields, have lost now the worth of their investments, as housing prices fall[5].

•	Loss of confidence among consumers and companies, resulting in both cases in lower consumption and lesser growth perspective[6].

•

A general nervousness in the market, an increase in financing costs, higher risk premiums, a drain on the interbank liquidity and fewer resources available for credit coupled to permanent interventions by the Fed to ensure stability in the whole system[7].

In this context, we must take advantage of the excellent performance of the Colombian bonds abroad to make an issuance at low rates. As shown in Chart 1, as of June 2008, their spreads were located very close to corporate bonds and financial institutions with higher risk ratings.

[3]

The subprime market is a segment of the U.S. mortgage industry that includes borrowers with poor credit history and low backing. This segment had a strong expansion during the 2001 thru 2007 period because of the low interest rates after the 2000-2001 recession and relaxed criteria for credit approval.

[4]	This sector includes the mortgage portfolio of lower risk.
[5]	Housing prices have fallen 17.5% over the last twelve months.
[6]	U.S. confidence indicator showed a drop from 110 in December 2006 to 90.6 in December 2007 and 50.40 in June 2008. On the other hand, as June 2008, unemployment rose to 5.5%, the highest since 2003.
[7]

The Fed began a rate cut in September 2007, while focused on guaranteeing financial institutions the access to short-term and low-cost resources, through the discount window. It also had to purchase Bear Stearns, one of the investment banks with a rich tradition amidst a complex speculative attack.

Chart 1

Spreads over Treasuries Emerging Sovereigns vs. Corporate and Financial Institutions

Source: JP Morgan (as of June 30, 2008)

It is likely that in future there are no favorable conditions to issue. From June we have seen an increase in spreads and yields (see Chart 2), as the market has discounted the effect of U.S. economy weakening may have on the growth of emerging countries, especially in those whose main exports are sent to the U.S., the effect of widening of the current account deficit and its lower ability to cope with an external shock. Moreover, the increase of expectations in the world inflation8 can affect the price of sovereign bonds to the extent that their returns may be corrected upwards to discount the loss in value caused by inflation. Moreover, the overflow of inflation expectations from the players is something that the Fed will have to avoid at any given time in order not to jeopardize the objectives of growth in the long run, that is why it might cause a rising in interest rates, which would adversely affect the possibilities of financing through bonds.

[8]	High fuel prices generated by increases in demand from countries like China and India and the rise in food prices due to biofuel production are pushing up inflation. In the U.S. there is a 2.7 % increase in June 2007 to 5% in June 2008.

Chart 2

Behaviour EMBI+

Source: Bloomberg

On the other hand, according to the 2009 Financial Plan contained in the Medium-Term Fiscal Framework published last June, the disbursement of foreign currency debt will amount to U.S. $ 2.411 billion (COP 4.6 billion) during 2009. Of this amount, U.S. $1 billion (COP 1.9 billion) will correspond to disbursements of external bonds (see Chart 2).

Chart 2

Financial Plan 2009

SOURCE: Ministry of Finance and Public Credit

Moreover, according to projections of the Deputy Directorate of Risk of the General Directorate of Public Credit and National Treasury of the MFPC, as of June 30, 2008, amortization of Government’s external debt shall amount up to U.S.$ 1.15 billion for Y2009 while the interest payment and fees shall amount up to U.S.$ 1.922 billion during that same year, for a total of U.S.$ 3.072 billion in payments for debt service. Most of these obligations, about 60%, are concentrated in the first half of the year.

IV.	OBJECTIVES

Whereas, i) the financing needs of the Nation for next year, ii) commitments to be met in foreign currency and, iii) the various factors that are pushing the market at this moment, the Nation should be able to take advantage of any market window allowing it to pre-finance for the remainder of the year and/or to finance in 2009 at attractive levels. Similarly, the Nation should be able to anticipate the possible international capital market re-switching.

It is also important to note that the strategic development of the curves is a primary objective for the Nation. It is necessary to have fluid curves and thus feeding of benchmarks or the creation of new ones within the time limits of 10 and 30 years, as well as the implementation of management operations to mitigate risks and reduce inefficiencies in a balanced and responsible financing framework remain being elements to be considered for the execution of any operation.

In this sense, it is necessary9 that the Nation may have the necessary approvals to take advantage of any period in which the tone and market conditions are favorable and positive, much more if we consider that windows of opportunity are increasingly short due to the volatility, nervousness and high sensitivity to any economic or financial announcement. The pre-financing is also a positive signal to the market as it gives more security to investors on the nation’s ability to meet its commitments in the event that access to international capital markets is restricted, especially if, as seen below, a significant amount of debt in foreign currency is concentrated in the first half of next year.

Therefore, the Ministry of Finance is currently managing before the three state institutions the relevant concepts and authorizations to finance external needs in 2009 through the issuance of external debt securities, taking into account the favorable market windows.

V.	RECOMMENDATIONS

The Ministry of Finance and National Planning Department recommend the CONPES:

1. To issue a favorable opinion so that the Nation may contract public external credit transactions to pre-finance or finance budget appropriations for FY2009 in the amount of USD 1.0 billion or its equivalent in other currencies.

[9]	The bond issue debt requires the approval of CONPES and the Inter-Parliamentary Commission of Public Credit, as well as defining the financial parameters by the Colombian Central Bank (Banco de la República) to which Republic must be bound when carrying out its debt transactions.

EXHIBIT D

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTER-PARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on August 20, 2008, the Inter-Parliamentary Commission of Public Credit has given unanimously its sole favorable opinion so that the Nation – Ministry of Finance and Public Credit – may issue bonds in the international capital markets, up to an amount of US $ 1.0 billion or its equivalent in other currencies, intended to pre-finance or finance budgetary appropriations for FY2009.

(Signed)
CAMILA MERIZALDE ARICO
TECHNICAL SECRETARY

Given in Bogotá D. C., as of August 20, 2008